Exhibit 99.1

June 4, 2013	Contact :	Eric Mayne
248-512-6660 (office)
248-760-2429 (cell)
Eric.Mayne@chrysler.com

Mike Palese
(248) 512-2682 (office)
(313) 930-1252 (cell)
michael.palese@chrysler.com

CHRYSLER GROUP LLC RESPONDS TO NHTSA RECALL LETTER

Auburn Hills, Mich., June 4, 2013 – NHTSA (National Highway Traffic Safety Administration) has issued a recall request letter proposing that Chrysler Group recall the Jeep Grand Cherokee in model years 1993 to 2004 and the Jeep Liberty in model years 2002 to 2007 (a total of approximately 2.7 million vehicles).

Chrysler Group has been working and sharing data with the Agency on this issue since September 2010. The company does not agree with NHTSA’s conclusions and does not intend to recall the vehicles cited in the investigation. The subject vehicles are safe and are not defective.

We believe NHTSA’s initial conclusions are based on an incomplete analysis of the underlying data, and we are committed to continue working with the Agency to resolve this disagreement.

“The safety of drivers and passengers has long been the first priority for Chrysler brands and that commitment remains steadfast,” said Sergio Marchionne, Chairman and CEO of Chrysler Group LLC. “The company stands behind the quality of its vehicles. All of us remain committed to continue working with NHTSA to provide information confirming the safety of these vehicles.”

Chrysler Group’s position on this matter is clear.

These vehicles met and exceeded all applicable requirements of the Federal Motor Vehicle Safety Standards, including FMVSS 301, pertaining to fuel-system integrity. Our analysis shows the incidents, which are the focus of this request, occur less than once for every million years of vehicle operation. This rate is similar to comparable vehicles produced and sold during the time in question.

Chrysler Group stands behind the quality and safety of its vehicles. It conducts voluntary recalls when they are warranted, and in most cases, before any notice or investigation request from NHTSA.

Customers who have questions or concerns can call the Chrysler Group’s customer care line: 1-800-334-9200.

To view Chrysler Group’s White Paper on NHTSA’s Recall Request, please visit

http://media.chrysler.com/newsrelease.do?id=14371

-###-

Additional information and news from Chrysler Group LLC is available at: http://www.media.chrysler.com